250 Glen Street Glens Falls, NY 12801 NASDAQ® Symbol: „AROW“ Website: www.arrowfinancial.com Contact: Timothy C. Badger Tel: (518) 745-1000 Ext 306 Fax: (518) 761-6741

To:

All Media

Date:

April 27, 2011

Arrow Financial Corporation Announces

$5 Million Stock Repurchase Program

and

Declares Cash Dividend

The Board of Directors of Arrow Financial Corporation (NasdaqGS® – AROW) on April 27, 2011 approved a stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $5 million of the Company’s common stock over the next twelve months in open market or negotiated transactions. This program replaces a similar $5 million repurchase program approved one year earlier on April 28, 2010, under which the Company repurchased approximately $3.1 million of its common stock.

Also, the Board declared a quarterly cash dividend of $.25 per share payable June 15, 2011 to shareholders of record June 3, 2011.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., two property and casualty insurance agencies: Loomis & LaPann, Inc. and Upstate Agency, LLC, and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.